April 16, 2025

Ed McDonnell
219 Ambiance Blvd
Freehold, NJ 07728

Dear Ed:

It is my pleasure to extend to you this offer of full-time employment with Braze, Inc. (the “Company”). This offer letter confirms the details of your at-will employment and sets forth the terms and conditions of that employment. We are excited to have you join our team.

1.Start Date. The first day of your employment with the Company will be on or about July 7, 2025 (“Start Date”).

2.Duties. In your position as Chief Revenue Officer you will report to Bill Magnuson. Your principal place of employment shall be our New York City office, subject to business travel if applicable to properly fulfill your employment duties and responsibilities. During the period of your employment, you shall use your best efforts to complete all assignments and adhere to the Company’s procedures and policies in place.
3.Base Compensation. Your initial salary will be $500,000.00 on an annualized basis, payable in semi-monthly installments on the 15th and last day of each month, in accordance with the Company’s standard payroll practices in effect from time to time and via direct deposit into your designated account(s) at a financial institution or by another method and at the place authorized by you. Your position is classified as exempt from overtime pay. You will be eligible to participate in the March 2026 executive compensation cycle, and any changes to your base compensation, bonus target, or equity award grants in connection with the compensation cycle shall be subject to review and approval by the Board of Directors, or a duly authorized committee thereof.

4.Discretionary Bonus. You may be eligible to receive a discretionary performance-based bonus (“PBC”). Your target aggregate PBC amount per year will be $500,000.00, though the amount of each PBC, if any, will be based upon your individual performance, the Company’s performance, and other factors, as determined by the Company in its sole and absolute discretion. Each PBC is not earned until paid. In order to receive any PBC, you must be employed with the Company both at the time the PBC, if any, is determined and at the time it is payable. Payment, if any, will be made in accordance with the Company’s normal bonus payment practices, as the same may be adjusted by the Company from time to time.

5.Equity. Subject to approval of the Board of Directors, or a duly authorized committee thereof (the “Board”), of the Company, you will be granted restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (as the same may be amended or restated from time to time, the “Plan”) and an award agreement thereunder, representing the right to receive shares of Class A common stock of the Company. The RSUs will have a target value of 12,500,000.00 USD at grant (the “Target Value”). The exact number of RSUs will be determined based on the Target Value and the fair market value of a share of the Company’s Class A common stock as of the date of grant (as determined by the Board in its sole discretion).

On the first Quarterly Vesting Date on or following the one-year anniversary of the Vesting Commencement Date (the “Cliff Date”), the RSU shall vest as to a number of shares equal to (x) 40% multiplied by (y) the number of shares subject to the RSU, (rounding to the nearest whole share). Thereafter, the remaining shares subject to the RSU shall vest in 12 equal, quarterly installments on the following Quarterly Vesting Dates (in each case rounding to the nearest whole share), subject to your Continuous Service (as defined in the Plan) through each such date. For the avoidance of doubt, except as otherwise modified by the provisions explicitly listed in Paragraph 7 of this offer letter, upon termination of your Continuous Service, any unvested RSUs will be forfeited at no cost to the Company, and Participant will have no further right, title or interest in or to such RSU or any shares underlying it. For the sake of clarity, this RSU shall vest in full on the date that is the four year anniversary of the first Quarterly Vesting Date following the Vesting Commencement Date. For the purposes hereof, "Quarterly Vesting Date" means each of February 15, May 15, August 15, and November 15, or such other dates as chosen by the Company. Notwithstanding the foregoing, the RSUs shall be set by the Board and will be governed, in all respects, by the terms and conditions of the Plan and the award agreement to be entered into between you and the Company, which shall specify all applicable terms and may depart from the above.

6.Benefits. During your employment with the Company, you will be entitled to participate in all of the Company’s then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at any time, with or without notice, in its discretion.

7.Severance Entitlement. If the Company involuntarily terminates your employment without Cause and not in connection with a Change of Control (as such preceding capitalized terms are defined in the Company’s Executive Severance Plan, as amended and restated on September 4, 2024) on or before the August 15, 2026 Cliff Date, you will receive the following severance entitlements, conditioned on you signing (and not revoking), in full, a customary and standard waiver and release of all claims arising out of your involuntary termination and employment with the Company:

•A lump-sum severance payment equivalent to six months of your base salary;
•Continued health care coverage under COBRA, pursuant to which the Company will subsidize your COBRA premiums for six months, provided that you timely elect such coverage;
•A prorated target annual bonus for the year of termination, calculated by multiplying your target bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365; and
•The acceleration and vesting of a prorated amount of your outstanding equity awards (including but not limited to awards that would otherwise vest only upon the satisfaction of performance criteria). Specifically, the number of shares subject to acceleration and vesting shall be calculated based on (i) the number of

RSUs that would have vested on the Cliff Date (i.e., 40% of the total number of RSUs, as described in Paragraph 5 of this offer letter), multiplied by (ii) a fraction, the numerator of which is the number of days worked from your start date through the date of termination, and the denominator of which is 365. For the purpose of calculating the prorated number of shares for performance-based awards, the Company will use the target (100%) level of performance.

Other than as explicitly listed in this Paragraph 7 of your offer letter, the terms and conditions of your severance entitlement shall be governed by the Company’s Executive Severance Plan in effect on the date of your termination.

8.Acknowledgment of Employee Handbook, Covenants Agreement, and EDRP Agreement. As a Company employee, you will be required to follow the Company’s policies and procedures as may be in effect from time to time. Therefore, you will be asked to acknowledge in writing that you have read the Company’s employee handbook, which you shall receive upon commencement of employment. Further, you will be required to execute the annexed Employee Covenants Agreement (the “Covenants Agreement”) and the Employment Dispute Resolution Program Agreement (“EDRP Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, invention assignment, non-compete, non-solicit, or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company. You further represent that you have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations to the Company.

9.Background Check/Work Authorization. This offer of employment with the Company is contingent upon proof of your authorization to work in the United States and the satisfactory completion of a criminal background check.

10.At-Will Employment. Although we hope that your employment with the Company is mutually satisfactory, employment at the Company is “at will.” This means that just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and an authorized representative of the Company, and such agreement is expressly acknowledged as an employment contract. In the event of your resignation, the Company requests that you provide at least two weeks’ advance notice.

11.Payments. All payments made to you by the Company will be subject to applicable withholdings and customary payroll deductions.

12.Additional Information. Please be advised that the Company’s headquarters are located at 63 Madison Avenue 13th Floor, New York, NY 10016; phone: (504) 327-7269; email:
hello@braze.com; website: https://www.braze.com/.

I hope that you elect to accept this offer of employment. This letter, together with the Covenants Agreement, any award agreement to be entered into between you and the Company, the Plan, the EDRP Agreement, and the Company’s policies and procedures in effect from time to time, constitutes the Company’s entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements or other promises or statements (whether oral, written or electronic) regarding the terms of your employment.

We are thrilled to have you join our Company! This offer must be accepted on or before April 18, 2025 and will be deemed to have been withdrawn if your executed acceptance of this offer and signed EDRP Agreement and Covenants Agreement are not received by me on or before that date.

Sincerely,

Braze, Inc.

Signed by:

Lauren Tannehill

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Company Representative

Agreed to and accepted:

Employee Signature:

Edward McDonnell

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Ed McDonnell

Date signed:

April 17, 2025 | 11:48 AM EDT

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